Exhibit 99.1
Trupanion to Move to Nasdaq
Seattle, WA - June 6, 2016- Trupanion, Inc. (NYSE: TRUP),a leading provider of medical insurance for cats and dogs, today announced that it will transfer the listing of its common stock from the New York Stock Exchange (the “NYSE”) to The Nasdaq Global Select Market (Nasdaq) effective June 17, 2016. The Company expects its common stock to cease trading on the NYSE effective at the close of business on Thursday, June 16, 2016, and to commence trading on Nasdaq on Friday, June 17, 2016, when the market opens. The company will continue to trade under the existing “TRUP” ticker symbol.
“We look forward to partnering with Nasdaq as our new stock market venue and believe the move will provide us with both cost-effective visibility and brand alignment,” said Tricia Plouf, Trupanion’s Chief Financial Officer. “This decision is consistent with our commitment to reducing fixed expenses, while maintaining high standards of corporate governance.  We look forward to leveraging Nasdaq’s platform.”

“Trupanion is a category leader in the animal health space and represents the type of growth oriented and industry defining companies that call Nasdaq home,” said Nelson Griggs, Executive Vice President, Listing Services at Nasdaq. “We welcome Trupanion to the Nasdaq family and look forward to a long, successful partnership with the company and its shareholders.”

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About Trupanion
Trupanion is a leading provider of medical insurance for cats and dogs throughout the United States and Canada. For almost two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance. Trupanion is listed on the New York Stock Exchange under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. For more information please visit Trupanion.com.

Contacts:
Media
Britta Gidican, Director, Public Relations
MediaRelations@trupanion.com
206.607.1930

Investors
Laura Bainbridge, Addo Communications
InvestorRelations@trupanion.com
310.829.5400